Exhibit 23.5

Date: Dec 18, 2024

Baijiayun Group Ltd

24F, Al South Building, No. 32 Fengzhan Road

Yuhuatai District, Nanjing

People’s Republic of China

as the “Company”

Dear Sir/Madam,

We hereby consent to the reference of our name under the heading “Prospectus Summary” and “Enforceability of Civil Liabilities” in the Company’s prospectus on Form F-3 (the “Prospectus”) which will be filed with the Securities and Exchange Commission (the “SEC”) in the month of December 2024. We also consent to the filing of this consent letter with the SEC as an exhibit to the Prospectus.

In giving such consent, we do not thereby admit that we fall within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

[Signature Page Follows]

Yours faithfully,

/s/ Zhong Lun Law Firm
Zhong Lun Law Firm